Exhibit 5.1

COZEN O’CONNOR

SUITE 500

1667 K STREET, N.W.

WASHINGTON, D.C. 20006

July 29, 2004

Board of Directors

HopFed Bancorp, Inc.

2700 Fort Campbell Boulevard

Hopkinsville, Kentucky 42440

Re:	HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan and

HopFed Bancorp, Inc. 2000 Stock Option Plan

Registration Statement on Form S-8

Dear Board Members:

We have acted as special counsel to HopFed Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 200,000 shares of common stock, par value $.001 per share (the “Common Stock”) of the Company that may be issued pursuant to the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan and 40,000 shares of Common Stock that may be issued pursuant to the HopFed Bancorp, Inc. 2000 Stock Option Plan (together, the “Plans”), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption “Legal Opinion” in the Prospectuses which are part of the Registration Statement.

Very truly yours,

/s/ Cozen O’Connor
COZEN O’CONNOR